UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 27, 2012

Live Nation Entertainment, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32601	20-3247759
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

9348 Civic Center Drive, Beverly Hills, California		90210
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	310-867-7000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 27, 2012, Live Nation Entertainment, Inc. (“Live Nation”) and Michael Rapino entered into an amendment (the “Amendment”) to Mr. Rapino’s existing employment agreement (the “Employment Agreement”), pursuant to which Mr. Rapino will continue to serve as President and Chief Executive Officer and as a member of the Board of Directors of Live Nation.

Under the Amendment, all of the existing terms of the Employment Agreement will remain in full force and effect through May 31, 2014, the term of the Employment Agreement prior to the Amendment. The terms of the Amendment will then become effective on June 1, 2014, and the Employment Agreement, as modified by the Amendment, will remain in effect through a term ending on December 31, 2017.

In connection with, and pursuant to, the Amendment, on December 10, 2012, Mr. Rapino was granted options to purchase 3.6 million shares of Live Nation common stock at an exercise price of $8.77 per share, representing the closing price of Live Nation’s common stock on the date of grant (the “Amendment Options”). The Amendment Options will vest in equal annual installments over five years from the date of grant.

In addition, under the Amendment:

•	Mr. Rapino will receive an annual base salary of $2,300,000 effective January 1, 2013 through the end of the extended term, and the guaranteed annual minimum increases of $100,000 per year under the Employment Agreement will be eliminated.

•	If Mr. Rapino dies or becomes disabled, he will receive a cash payment equal to the sum of his base salary, his most recent performance bonus and his most recent exceptional performance bonus (as such terms are used in the Employment Agreement), along with the immediate acceleration of vesting of all of his then-unvested Live Nation equity awards and the extension of their exercisability for one year following the date of termination.

Beginning on June 1, 2014, the Amendment will further alter the terms of the Employment Agreement in several ways:

•	The annual grants of 150,000 shares of restricted Live Nation common stock that Mr. Rapino receives under the Employment Agreement will be eliminated.

•	If Mr. Rapino is terminated by Live Nation without “cause” or Mr. Rapino terminates his employment for “good reason,” subject to Mr. Rapino’s execution of a general release of claims, he will receive (i) a lump-sum cash payment equal to the sum of his base salary, his most recent performance bonus and his most recent exceptional performance bonus, multiplied by two, and (ii) the immediate acceleration of all unvested equity, except that the acceleration of any of the unvested Amendment Options will be limited to the portion of the Amendment Options that would have vested during the two-year period following the date of termination.

•	The “modified single-trigger” change of control provisions in the Employment Agreement will be eliminated, such that a change of control would only trigger severance benefits if it results in another outcome which would independently constitute “good reason” under the Employment Agreement, such as the reduction of Mr. Rapino’s title or job responsibilities (i.e., “double-trigger”).

•	Mr. Rapino’s entitlement to receive a gross-up payment, to the extent any payment or award would be subject to excise taxes imposed by the Internal Revenue Code, will be eliminated.

•	Mr. Rapino’s entitlement to receive a gross-up payment related to his automobile-related reimbursements will be eliminated, and such reimbursements will be converted to a flat cash automobile allowance of $60,000 per year.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1
Employment Agreement dated as of October 21, 2009, by and among
Live Nation, Inc., Live Nation Worldwide, Inc. and Michael Rapino
(incorporated by reference to Exhibit 10.1 to Live Nation’s
Current Report on Form 8-K filed on October 22, 2009).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Live Nation Entertainment, Inc.

December 28, 2012	By:	Brian Capo

Name: Brian Capo
Title: Senior Vice President and Chief Accounting Officer

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Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement dated as of October 21, 2009, by and among Live Nation, Inc., Live Nation Worldwide, Inc. and Michael Rapino (incorporated by reference to Exhibit 10.1 to Live Nation’s Current Report on Form 8-K filed on October 22, 2009).